Filed pursuant to Rule 424(b)(2)
                                                             File No. 333-130089

Pricing Supplement No. 1 dated April 3, 2006.
(To Prospectus dated April 3, 2006 and Prospectus
Supplement dated April 3, 2006)
This Pricing Supplement consists of 2 pages.

                         Hartford Life Insurance Company
                                    Depositor

       Fixed Rate IncomeNotes(sm) (that are also asset-backed securities)
                        Issued through and Obligations of

                   Hartford Life Global Funding Trust 2006-037
                                (Issuing Entity)

                    5.25% Callable Notes due October 15, 2010

The description in this pricing supplement of the particular terms of the 5.25% IncomeNotes(sm) (that are also asset-backed securities) offered hereby and the Funding Agreement sold by Hartford Life Insurance Company to the Trust specified herein supplements the description of the general terms and provisions of the notes and the funding agreements set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.

                        PROVISIONS RELATING TO THE NOTES

                                                 Trade Date:           April 10, 2006

Interest Rate:       5.25%                       Issuance Date:        April 13, 2006

Price to Public:     100%                        Stated Maturity Date: October 15, 2010

Agent's Discount:    0.90%                       Initial Interest Payment Date: October 15, 2006

CUSIP Number:        41659FJL9                   Interest Payment Frequency: Semi-Annually

Day Count Convention: 30/360                     Regular Record Dates:  15 days prior to any Interest
                                                 Payment Date.

Optional Redemption: Yes [X] No [ ]              The Survivor's Option  [X] is  [ ]  is not available
Optional Redemption Date: April 15, 2008           Annual Put Limitation: $1 million or 1%
   or any Interest Payment Date thereafter.        Individual Put Limitation: $250,000
  Initial Redemption Percentage: 100%              Trust Put Limitation: N/A
   Annual Percentage Reduction: N/A
   Redemption may be: [X] In whole only.         Authorized Denominations: $1,000 integral amounts.
                      [ ] In whole or in part.
Securities Exchange Listing: None.               Special Tax Considerations: None.

Other Provisions Relating to the Notes: None.

Agents : Bear, Stearns & Co. Inc., A.G. Edwards & Sons, Inc., Banc of America Securities LLC, Charles Schwab & Co., Inc., Citigroup, Fidelity Capital Markets Services, a division of National Financial Services, LLC, Merrill Lynch & Co., Morgan Stanley, Piper Jaffray & Co., Raymond James, RBC Dain Rauscher, Inc., Scott & Stringfellow, Inc., UBS Financial Services, Inc., Wachovia Securities

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


                  INFORMATION RELATING TO THE FUNDING AGREEMENT


Funding Agreement Provider: Hartford Life Insurance Company

Interest Rate:              5.25%                 Effective Date:               April 13, 2006

Funding Agreement:          FA-406037             Stated Maturity Date:         October 15, 2010

Day Count Convention:       30/360                Initial Interest Payment Date: October 15, 2006

Special Tax Considerations: None.                 Interest Payment Frequency:    Semi-Annually

Optional Redemption:   Yes [X] No [ ]             Survivor Option:  Under the Funding
Optional Redemption Date: April 15, 2008            Agreement, Hartford Life Insurance
   or any Interest Payment Date thereafter.         Company [X] is [ ] is not  required to
   Initial Redemption Percentage:  100%             provide the Trust with amounts it needs to
   Annual Percentage Reduction:    N/A              honor valid exercises of the Survivor's
  Redemption may be: [X] In whole only.             Option.
                     [ ] In whole or in part.
                                                  Other Provisions Relating to the Funding
                                                  Agreement: None.


       INFORMATION PERTAINING TO THE RATINGS OF THE NOTES AND THE FUNDING
                                   AGREEMENT

It is anticipated that, as of April 13, 2006, the Notes will be rated by the indicated rating agencies as follows:

                  Standard & Poor's:  AA-            Moody's: Aa3
                  A.M. Best: aa-                     Fitch: AA

The Moody's rating also extends to the Program under which the Notes are issued.

It is anticipated that, as of April 13, 2006, the Funding Agreement will be rated by the indicated rating agencies as follows:

                  Standard & Poor's:  AA-            Moody's: Aa3
                  A.M. Best: aa-                     Fitch: AA


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